Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of September  , 2025 (the “Effective Date”), by and between Lendbuzz Inc., a Delaware corporation (the “Company”), and Amitay Kalmar, an individual (“Executive”) (hereinafter collectively referred to as “the parties”). Where the context requires, references to the Company shall include the Company’s subsidiaries and affiliates.

RECITALS

WHEREAS, the Company desires to continue to employ Executive for the period provided in this Agreement, and Executive desires to continue to be employed by the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.  Commencement Date; Term; Effect on Other Agreements. The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date. Thereafter, the Employment Term shall extend automatically for consecutive periods of one (1) year unless either party provides notice of non-renewal not less than sixty (60) days prior to the end of the Employment Term as then in effect.

2.  Employment.

(a)

Title; Location. Executive shall be employed as Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities. Executive acknowledges that Executive will perform Executive’s duties hereunder primarily in Boston, Massachusetts; provided that Executive will travel to the Company’s headquarters in Boston, Massachusetts and other locations in connection with the performance of his duties hereunder.

(b)

Responsibilities. Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(b), Executive shall devote Executive’s full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Except as set forth in Schedule 1, prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain written approval of the Board of Directors. Executive may manage personal and family investments and participate in industry organizations, so long as such activities do not, individually or in the aggregate, interfere with the performance of Executive’s responsibilities hereunder or violate the terms of this Agreement. It is understood that, during Executive’s employment by the Company, Executive shall not engage in any activities that constitute a conflict of interest with the interests of the Company or its direct and indirect subsidiaries, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.

(c)

At Will Employment. Subject to Sections 6, 7 and 8, Executive’s employment with the Company is “at will,” such that each of Executive or the Company has the ability to terminate Executive’s employment at any time, with or without advance notice (except to the extent required pursuant to Section 7 hereof), and with or without Cause or with or without Good Reason. This Agreement does not constitute an express or implied agreement of continuing or long-term employment.

3.  Annual Cash Compensation.

(a)

Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $375,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Compensation Committee of the Board of Directors (the “Committee”).

(b)

Annual Cash Performance Bonus. Subject to the terms of the Company’s 2025 Cash Incentive Compensation Plan or such other annual incentive cash bonus program as in effect from time to time and the provisions hereof, for each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target annual cash bonus opportunity of 100% of Base Salary (such target bonus, the “Target Bonus”). The actual Annual Bonus earned by Executive for any applicable fiscal year, if any, will be payable in the Company’s discretion and in accordance with the Company’s customary practices applicable to bonuses paid to similarly situated executives of the Company (which, in any event but subject to Section 9 hereof, will be during the calendar year following the calendar year in which such Annual Bonus relates but in no event later than March 15 of such year), subject to Executive’s continued employment through the applicable payment date except as otherwise provided herein.

4.  Equity Compensation.

(a)

Ongoing Grants. Executive will be eligible for consideration for equity grants under the Company’s 2025 Omnibus Incentive Plan or such successor plan thereto (as may be amended from time to time and any successor thereto, the “2025 Omnibus Plan”) during the Employment Term in the sole discretion of the Committee.

(b)

Treatment of Equity and Equity-Based Awards upon a Change in Control. In the event of a Change in Control (as defined in the 2025 Omnibus Plan if such award was granted under the 2025 Omnibus Plan, or as defined in the Lendbuzz Inc. 2019 Equity Incentive Plan (the “2019 Plan”) if such award was granted under the 2019 Plan), (i) to the extent that any equity or equity-based awards are assumed, replaced or continued by the Company, the acquiring company, an affiliate thereof or any successor of any such entity on no less favorable terms and conditions as were in place immediately prior to the Change in Control (a “Qualifying Assumption”), then the treatment of such equity or equity-based awards shall be determined under the terms of the Company’s Executive Change in Control Severance Plan (the “CIC Plan”) or, if more favorable to Executive, the underlying award agreement and (ii) to the extent that a Qualifying Assumption does not occur, then (x) any service-based vesting conditions shall be deemed satisfied and the equity or equity-based award shall vest immediately prior to the Change in Control and (y) any performance-based vesting conditions shall be deemed achieved at the greater of target and actual performance, as measured by the Committee as of the date of the Change in Control and extrapolated for the applicable performance period.

5.  Other Benefits. During the Employment Term:

(a)

Employee Benefits. Executive shall be entitled to participate in the employee benefit plans, practices and programs maintained by the Company, and made available to employees of the Company generally (taking into account jurisdictional differences), subject to the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to similarly situated executives of the Company.

(b)

Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures in effect from time to time, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of Executive’s duties hereunder.

6.  Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and Section 409A thereunder, “Section 409A”), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(a)	Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 8(b) hereof.

(b)

Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains disabled, and Executive shall be entitled to the benefits provided in Section 8(b) hereof. “Disability” shall have the meaning assigned to such term in the 2025 Omnibus Plan.

(c)

Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 7 hereof) and Executive shall be entitled to the benefits provided in Section 8(a) hereof. “Cause” shall (i) have the meaning assigned to such term in the CIC Plan if such termination of employment occurs during the Change in Control Period (as defined in the CIC Plan) and (ii) if such termination of employment occurs at any other time, mean Executive’s: (A) intentional wrongdoing, gross negligence or willful misconduct in the performance of Executive’s duties or otherwise in respect of the Company or its affiliates, (B) willful, deliberate or negligent conduct that is materially injurious to the Company or its affiliates, (C) commission of, conviction of, plea of guilty to, or plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (D) commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any affiliate, (E) material breach of any policies of the Company or its affiliates or (F) material breach of this Agreement or any other material agreement between the Company or its affiliates and Executive.

(d)

Without Cause. The Company may terminate Executive’s employment without Cause by delivering to the Company a Notice of Termination consistent with the terms set forth in the CIC Plan or this Agreement, as applicable. The Company shall deliver to Executive a Notice of Termination (as defined in Section 7 hereof) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty (30)-day notice period, and Executive shall be entitled to the benefits provided in Section 8(c) hereof.

(e)

Good Reason. Executive may terminate Executive’s employment for Good Reason by delivering to the Company a Notice of Termination consistent with the terms set forth in (i) if such resignation of employment occurs during the Change in Control Period, the CIC Plan and (ii) if such resignation of employment occurs at any other time, this Section 6(e). “Good Reason” shall (i) have the meaning assigned to such term in the CIC Plan if such resignation of employment occurs during the Change in

Control Period and (ii) if such resignation of employment occurs at any other time, mean, without Executive’s consent: (A) a material reduction in Base Salary or Target Bonus (other than a general reduction in Base Salary or Target Bonus that affects all similarly situated executives in substantially the same proportions); (B) a relocation of Executive’s principal place of employment by more than fifty (50) miles; (C) the Company’s material breach of this Agreement or any other material agreement between the Company or its affiliates and Executive; or (D) a material, adverse change in Executive’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law).

Executive cannot terminate his employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, if curable. If Executive does not terminate Executive’s employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

(f)

Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than ninety (90) days prior to the termination of Executive’s employment and the Company shall have the option of waiving all or any portion of such ninety (90)-day notice period (provided that, for the avoidance of doubt, such waiver of all or any potion of such notice period shall not constitute Good Reason, and shall not be deemed a termination of employment by the Company without Cause), and Executive shall be entitled to the benefits provided in Section 8(c) hereof through the last day of such notice period.

(g)

Notice of Non-Renewal. Executive’s employment shall terminate upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, and Executive shall be entitled to the benefits provided in (i) Section 8(c) hereof if such notice is submitted by the Company and (ii) Section 8(d) hereof if such notice is submitted by Executive.

7.  Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a date of termination (the “Termination Date”), the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

8.  Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits: provided, however, that any such benefits to which Executive is hereunder entitled shall be offset by those benefits that Executive receives, if any, under applicable law or otherwise:

(a)	Termination by the Company for Cause. If Executive’s employment is terminated by the Company for Cause, the Company shall pay Executive the following:

(1)

Earned but unpaid Base Salary payments through the Termination Date, which shall be paid within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law);

(2)

Reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date, which shall be paid within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law);

(3)

Any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;

(4)

Equity and equity-based awards, to the extent previously vested and not forfeited in connection with Executive’s termination of employment in accordance with their terms, shall be paid, delivered or settled to Executive in accordance with the applicable terms of such awards; and

(5)

Any amount or benefit as provided under any benefit plan or program in which Executive is entitled, payable in accordance with and subject to the terms of such plan or program (the foregoing items in clauses (1) through (5) being collectively referred to as the “Accrued Compensation”).

(b)

Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, then Executive shall be entitled to the benefits provided in this Section 8(b); provided that any payments or benefits under this Section 8(b) shall be subject to Executive’s (or Executive’s beneficiaries, as applicable) execution and nonrevocation of a release of claims in favor of the Company, its current and former Subsidiaries, Affiliates and stockholders, the acquiror and the surviving company and the current and former directors, officers, employees and agents of the Company and such subsidiaries and affiliates in a form reasonably satisfactory to the Company (the “Release”), which such Release must be signed by Executive (or their representative) and must become effective and irrevocable (with any revocation period having expired) within 60 days following the Termination Date.

(1)	The Company shall pay Executive (or Executive’s beneficiaries, as applicable) the Accrued Compensation;

(2)

The Company shall pay to Executive (or Executive’s beneficiaries, as applicable) within sixty (60) days following the Termination Date, any Annual Bonus earned but unpaid in respect of any fiscal year preceding the Termination Date; and

(3)

Each equity and equity-based award held by Executive at the time of termination shall be governed by the terms of the 2025 Omnibus Plan or 2019 Plan, as applicable, and the applicable award agreement; provided that, notwithstanding such terms set forth therein, each vested Option (as defined in the 2025 Omnibus Plan or 2019 Plan, as applicable) outstanding as of the date of such death or Disability shall remain outstanding and be exercisable until the earlier of (i) the one (1)-year anniversary of the date of death or Disability or (ii) the expiration date of the Option.

(c)

Termination by the Company Without Cause or by Executive for Good Reason or Without Good Reason not in Connection with a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason or without Good Reason (in each case, at any time other than during the Change in Control Period) (at any time following the Effective Date, including during or following the Change in Control Period), then, subject to the terms of this Agreement (including Section 9 hereof), Executive shall be entitled to the benefits provided in this Section 8(c).

(1)	The Company shall pay to Executive the Accrued Compensation;

(2)	The Company shall pay to Executive, within sixty (60) days following the Termination Date, any Annual Bonus earned but unpaid in respect of any fiscal year preceding the Termination Date;

(3)

The Annual Bonus for the year in which the Termination Date occurs, measured at target, prorated based on the number of days Executive is employed by the Company during the year in which the Termination Date occurs, paid at the time such bonuses are paid to other similarly situated employees of the Company;

(4)

Severance in an amount equal to Executive’s Base Salary in effect immediately prior to the Termination Date (or, in the case of a resignation for Good Reason, such base salary in effect immediately prior to the reduction giving rise to the Good Reason), which will be paid in substantially equal monthly installments over the one-year period following the termination of employment, subject to Executive’s execution and nonrevocation of a Release, which such Release must be signed by Executive and must become effective and irrevocable (with any revocation period having expired) within 60 days following the Termination Date; and

(5)

Subject to Executive’s timely election of continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period beginning on Executive’s Termination Date and ending on the earliest of the one-year anniversary of the Termination Date or the date Executive is no longer eligible to receive COBRA continuation coverage, reimbursement for the monthly COBRA premium paid by Executive for himself and his eligible dependents at the active employee rate; provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 8(c)(3)(C) (including by providing, in lieu of such continuation coverage or to the extent that the COBRA continuation period expires, a lump-sum cash payment equal to the value for Executive of the continuation coverage provided herein) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); provided, further, in the event Executive obtains other employment and becomes eligible to receive substantially similar coverage of group health benefits from another employer, such continuation coverage by the Company under this Section 8(c)(3)(C) shall immediately cease (and Executive agrees to promptly notify the Company if Executive elects to receive such group health benefits).

For the avoidance of doubt, if Executive’s employment by the Company is terminated by the Company without Cause or by Executive for Good Reason during the Change in Control Period, the treatment shall be controlled by the CIC Plan subject to the terms and conditions therein.

(d)

Expiration of Employment Term Upon Notice of Non-Renewal. If Executive’s employment terminates upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, then:

(1)

If such notice is submitted by Executive, the Company shall pay to Executive (i) the Accrued Compensation; and (ii) each equity award held by Executive at the time of termination shall be governed by the terms of the 2025 Omnibus Plan or 2019 Plan, as applicable, and the applicable award agreement.

(2)	If such notice is submitted by the Company, then Executive shall be entitled to the benefits provided in Section 8(c) hereof, subject to the terms thereof.

9.  Section 409A.

(a)

All amounts payable hereunder are intended to be exempt from or comply with the requirements of Section 409A, and this Agreement shall be construed and administered in accordance with such intention. To the extent any payments or benefits under this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under this Agreement subject to Section 409A:

(1)

Executive shall not be considered to have terminated employment with the Company unless Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”;

(2)	each separate payment to be made or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A;

(3)

if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service, to the extent required under Section 409A to avoid additional tax or tax penalties, any amounts payable during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death);

(4)

all expenses or other reimbursements or in-kind benefits under this Agreement shall be paid or provided on or prior to the last day of the taxable year following the taxable year in which such expenses or in-kind benefits were incurred by Executive, and no such reimbursement or in-kind benefits in any taxable year shall in any way affect the reimbursement or in-kind benefits in any other taxable year or subject to exchange for cash or other taxable amount;

(5)

whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company;

(6)	no payment will be subject to offset unless otherwise permitted by Section 409A; and

(7)

notwithstanding any provisions in this Agreement to the contrary, whenever a payment under this Agreement may be made upon the effective date of the Release, and the period in which Executive could execute the Release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the latter calendar year.

(b)

The Company makes no representation that payments described in this Agreement will be exempt from or comply with Section 409A and shall have no liability or obligation to Executive for any failure of this Agreement or any payments hereunder to comply with Section 409A.

10.  Restrictive Covenants. As a condition to the compensation and benefits provided for in this Agreement, including those set forth in the CIC Plan, Executive agrees to execute the Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement in the form set forth in Schedule 2 (the “Restrictive Covenant Agreement”), which is hereby incorporated by reference to this Agreement. For the avoidance of doubt, this Section 10 and the Restrictive Covenant Agreement shall survive the termination of the Employment Term.

11.  Miscellaneous.

(a)	Successors and Assigns.

(1)

This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be (including this Agreement), whether by operation of law or otherwise.

(2)

Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

(3)	This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)

Company Policies. Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including but not limited to any policy restricting pledging and hedging investments in Company equity by Company executives, any policy regarding stock ownership, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 11(b) shall survive the termination of the Employment Term.

(c)

Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the Chief Financial Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)

Indemnity Agreement. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by applicable law for actions taken as a director or officer of the Company, as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Employment Term.

(e)

Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(f)

Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or non-compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

(g)

Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments or any failure to provide a benefit or payment shall not in and of itself constitute a breach of this Agreement; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law as soon as practicable after such benefits or payments are due. Any request or requirement that Executive repay compensation that is required under the first sentence of this Section 11(g), or pursuant to a Company policy that is applicable to other executive officers of the Company and that is designed to advance the legitimate corporate governance objectives of the Company, shall not in and of itself constitute a breach of this Agreement.

(h)

Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any dispute, controversy or claim arising out of or related to this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS pursuant to the JAMS Employment Arbitration Rules & Procedures (which can be found at https://www.jamsadr.com/rules-employment-arbitration/english or obtained from the Company) and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.

(i)

Attorney’s Fees. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from Executive), at any time from the Termination Date following a termination of service pursuant to Section 8(c) hereto, to the fullest extent permitted by applicable law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including, for the avoidance of doubt, any claim that a termination of service should qualify as a termination of service under Section 8(c) hereto) whether such contest is between the Company and Executive or between either of them and any third party (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement and any audit by the Internal Revenue Service).

(j)

No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. In the event that the Company determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities. Any actions taken by the Company under this Section 11(i) to restrict or limit Executive’s access to information or provision of services shall not constitute Good Reason for purposes of Section 6(e) hereof.

(k)

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations, other than any restrictive covenant agreements (including, for the avoidance of doubt, the Restrictive Covenant Agreement, which is incorporated by reference).

13.  Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via DocuSign, facsimile or PDF will be deemed the equivalent of originals.

Remainder of page left intentionally blank

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written, to be effective as of the Effective Date.

LENDBUZZ, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name: Amitay Kalmar